Pitney Bowes Credit Corporation - Form 10-Q
Six Months Ended June 30, 1996
Page 20 of 21

                                                Exhibit (i)
                             Computation of Ratio of Earnings to Fixed Charges
                             -------------------------------------------------


(Dollars in thousands)
                      Three Months Ended   Six Months Ended
                            June 30,           June 30,               Years Ended December 31,
                      ------------------  -----------------   -------------------------------------------
                           1996     1995      1996     1995      1995     1994     1993     1992     1991
                        -------  -------   -------  -------   -------  -------  -------  -------  -------
Income before income
 taxes. . . . . . . .  $ 67,711 $ 55,498  $129,768 $107,963  $231,334 $218,913 $189,960 $185,704 $148,746
                        -------  -------   -------  -------   -------  -------  -------  -------  -------

Fixed charges:
 Interest on debt . .    48,954   50,918    99,269   99,467   202,090  151,239  137,372  146,594  167,236
 1/3 rental expense .       385      373       797      765     1,519    1,463    1,575    1,491    1,389
                        -------  -------   -------  -------   -------  -------  -------  -------  -------
Total fixed charges .    49,339   51,291   100,066  100,232   203,609  152,702  138,947  148,085  168,625
                        -------  -------   -------  -------   -------  -------  -------  -------  -------

Total . . . . . . . .  $117,050 $106,789  $229,834 $208,195  $434,943 $371,615 $328,907 $333,789 $317,371
                        =======  =======   =======  =======   =======  =======  =======  =======  =======

Ratio of earnings to
 fixed charges (1). .     2.37X    2.08X     2.30X    2.08X     2.14X    2.43X    2.37X    2.25X    1.88X
                        =======  =======   =======  =======   =======  =======  =======  =======  =======

(1) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by fixed charges.  Fixed charges consist of interest on debt and one-third rental expense as representative of the interest portion of rentals.